EXHIBIT 99.1

MICRON TECHNOLOGY, INC. ANNOUNCES PROPOSED CONVERTIBLE SUBORDINATED NOTES

OFFERING AND SIMULTANEOUS CALL SPREAD OPTIONS

Boise, Idaho, January 29, 2003 - Micron Technology, Inc. (NYSE:  MU) announced today that it intends to offer, subject to market and other conditions, approximately $500 million aggregate principal amount of Convertible Subordinated Notes due 2010 through an offering to qualified institutional buyers.  The interest rate, conversion rate and offering price are to be determined by negotiations between Micron and the initial purchasers of the notes.

Micron stated that it expects to grant the initial purchasers a 30-day option to purchase up to an additional $75 million principal amount of notes.

Micron plans to use the net proceeds of the offering for general corporate purposes (including working capital, capital expenditures and research and development) and to further facilitate the Company’s transitions to new product and process technologies, including its .11μ line width process technology and its processing of 300 millimeter wafers.  Micron also intends to use approximately $80 million of the proceeds to enter into call spread options on its common stock to limit exposure to potential dilution from conversion of the notes.

In connection with the call spread options, the initial purchasers are expected to take positions in Micron’s common stock in secondary market transactions and/or enter into various derivative transactions both in anticipation of and after the pricing of the notes.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.